GitLab Announces Departure of David Hornik From Board Of Directors

San Francisco (March 24, 2022) - All-Remote - GitLab Inc. (NASDAQ: GTLB), The DevOps Platform, announced today the resignation of August Capital General Partner and Lobby Capital Founding Partner, David Hornik, from the GitLab Inc.’s Board of Directors and Audit Committee. Hornik is departing in order to increase his focus on early stage venture investing.

“On behalf of the Board of Directors and the Company, I want to thank David for his guidance,” said Sid Sijbrandij, co-founder, CEO, and chair of GitLab Inc.’s Board of Directors. “David’s long-standing experience working with innovative startups and established industry leaders has been instrumental in helping GitLab scale our business and complete our initial public offering. We wish him well in his future endeavors.”

“When I was first introduced to GitLab’s CEO Sid Sijbrandij at Y Combinator in 2015, I saw a big, exciting opportunity to build an end to end DevOps platform that would change how modern applications were developed. It was a natural fit for the types of companies August Capital wanted to invest in and we led the Series B round in 2016,” said Hornik. “Since then, it has been exciting to watch the industry begin to shift from point solutions to a unified DevOps platform, and to see GitLab execute on its vision of developing The DevOps Platform. I believe this is the start to a bright future as a public company. Although I have decided not to stand for re-election of my board seat, I will continue to cheer on GitLab and Sid.”

Hornik has a long standing career of investing broadly in information technology companies, with a focus on enterprise applications and infrastructure software. He is the creator and Executive Producer of The Lobby Conference (www.thelobbyconference.com), and is a Commissioner of the Smithsonian Board of American Art Museum and is a board member of the Stanford Alumni Association. Hornik serves on several additional technology boards including Fastly, Bill.com, Fletch, and MaintainX. He also sat on the board of Splunk for 13 years, from inception through IPO. Hornik teaches business and law at Harvard Law School and Stanford’s Graduate School of Business.

“I would like to extend my deep gratitude to David for his many contributions to the board’s audit committee and wish him the very best in the future,” said Karen Blasing, GitLab Board of Directors Audit Committee Chair.

“I want to thank David for his dedication and counsel made in support of GitLab’s Board and wish him well,” said Godfrey Sullivan, GitLab Board Member and Lead Independent Director.

About GitLab
GitLab is The DevOps platform that empowers organizations to maximize the overall return on software development by delivering software faster and efficiently, while strengthening security and compliance. GitLab’s single application is easier to use, leads to faster cycle time and allows visibility throughout and control over all stages of the DevOps lifecycle. With GitLab, every team in your organization can collaboratively plan, build, secure, and deploy software to drive business outcomes faster with complete transparency, consistency, and traceability.

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GitLab Inc.

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GitLab Inc.
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